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                                                                   EXHIBIT 10.12

August 1, 1999

Dr. Michael Wick
135 Hardwick Road
Woodside, CA 94062

Re:  Employment Agreement

Dear Michael:

     On July 30, 1999, the Board of Directors of Telik, Inc. (the "Company") appointed you to the additional position of Chief Executive Officer of the Company. The purpose of this agreement (the "Agreement") is to set forth the terms of your employment as the President and Chief Executive Officer of the Company on the terms set forth below:

     1. Duties. As the President and Chief Executive Officer, you will perform the duties customarily associated with this position and such duties as may be assigned to you by the Board of Directors. You will report to the Board of Directors.

     2. Compensation and Benefits. As compensation for your services and for your covenants and promises in this Agreement, the Company agrees to provide you with the following:

          (a) Base Salary. A base salary of twenty-two thousand, five hundred dollars ($22,500) per month, less payroll deductions and withholdings, payable semi-monthly in arrears.

          (b) Stock Options. In recognition of your role, the Company's Board of Directors, has granted you an additional option to purchase one hundred fifty thousand (150,000) shares of Telik Common Stock at an exercise price equal to one dollar and sixty cents ($1.60) per share. These options shall vest as follows: twenty-five percent (25%) on July 30, 2000, and then monthly pro-rata over the next thirty-six (36) month period beginning on July 30, 2000.

          (c) Benefits. The Company will provide you with health, dental and life insurance consistent with Company practice for exempt employees. Details about these benefits are provided in the employee handbook and summary plan descriptions available for your review. Of course, the Company reserves the right to modify your compensation and benefits from time to time, as it deems necessary.

     2. Company Policies and Proprietary Information Agreement. As an employee of the Company, you will be expected to abide by all of the Company's policies and procedures, and hereby acknowledge that you have received and read the Company's employee

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handbook. As a condition of your employment, you also agree to sign and comply with the Company's Proprietary Information and Inventions Agreement (attached hereto as Exhibit A).

     3. Other Agreements. By accepting this offer, you represent and warrant that your performance of your duties for the Company will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party's confidential and proprietary information. Of course, during your employment with the Company, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

     4. Duty of Loyalty. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so, and you will not engage in any new outside employment or consulting without written authorization from the Board of Directors.

     5. Termination. As an employee of the Company you may terminate your employment at any time and for any reason whatsoever simply by notifying the Company. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company.

     6. Severance Benefits. If your employment is terminated by the Company without cause, you will receive, as severance, continued payment of your base salary and health care benefits for twelve (12) months. The monthly vesting of stock options will also continue for the same twelve (12) months. In the event of such termination, you will not be entitled to any additional compensation or benefits beyond what is provided in this paragraph. If you resign or your employment is terminated for cause, all compensation and benefits will cease immediately, and you will receive no severance benefits. For purposes of this Agreement, "cause" shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of the Company's policies; (iv) intentional damage to the Company's property; (v) material breach of this Agreement or your Proprietary Information and Inventions Agreement; or (vi) conduct by you which in the good faith and reasonable determination of the Company's Board of Directors demonstrates gross unfitness to serve. Physical or mental disability shall not constitute "cause". Except as expressly provided herein, you will not be entitled to any other compensation, severance, pay-in-lieu of notice or any other such compensation. This severance provision does not affect the "at-will" nature of your employment.

     7. Return of Materials. At the termination of your relationship with the Company, you will promptly return to the Company, and will not take with you or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing information relating to the Company's business.

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     8.  Termination of Prior Agreement.  If you accept this offer and sign this letter below, you agree that in consideration of the compensation and benefits to be provided pursuant to this letter all prior agreements between you and the Company shall be terminated and be superceded by this Agreement. You further acknowledge and agree that all stock and other compensation owed to you as of the date first set forth above (the "Transition Date") have been satisfied in full

     9. Nonsolicitation. For one (1) year following the termination of your employment, you will not, either directly or through others, through the use of confidential company information, solicit or attempt to solicit: any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or the business of any customer, vendor or distributor of the Company which, within one
(1) year immediately prior to the termination, thereto, was a customer, vendor or distributor of the Company, if to do so would involve the use of the Company's proprietary information.

     10. Entire Agreement. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. If you enter into this Agreement you are doing so voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

     11. Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the Agreement, including the invalid or unenforceable provisions, should be enforced insofar as possible to achieve the intent of the parties.

     12. Binding Nature. This Agreement will be binding upon and inure to the benefit of the personal representatives and successors of the respective parties hereto.

     13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

     14. Dispute Resolution/Attorneys' Fees. Unless otherwise prohibited by law or specified below, all disputes, claims, and causes of action (including but not limited to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. ("JAMS") under the then existing JAMS arbitration rules. This arbitration shall be held in the San Francisco Bay Area. Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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     We look forward to continuing a productive and enjoyable work relationship.

                              Very truly yours,

                              Telik, Inc.


                              Jean Deleage
                              Board Member



Accepted and Agreed:



/s/ Michael Wick
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Dr. Michael Wick



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Date


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                                   Exhibit A

               PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

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                    First Addendum to Employment Agreement

In accordance with the resolutions passed by the Telik Board of Directors on December 17, 1999, your employment agreement dated August 1, 1999 is hereby amended as follows effective January 1, 2000:

1. Paragraph 1. - Duties - The title "President and Chief Executive Officer" is changed to "Chairman, President and Chief Executive Officer."
2. Paragraph 2, Section a(1). - Base Salary - is changed to a base salary of $25,000 per month, less payroll deductions and withholdings, payable in semi-monthly in arrears.

Telik, Inc.

By:_____________________________

Title:__________________________


Accepted and Agreed:

________________________________
Michael Wick

Dated:__________________________
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December 10, 1997

Michael M. Wick, M.D., Ph.D.
108 Portola Road, Suite 130
Portola Valley, CA 94028-7899

Dear Mike:

You have made an extremely positive impression on the team at Terrapin Technologies, Inc. (Terrapin) during the course of our discussions. It is with great personal pleasure that I am writing to formally offer you the position of Executive Vice President, Research and Development and Chief Operating Office, reporting to me. Additionally, at the December 9 meeting of Terrapin's Board of Directors (Board), you have been elected as a Board member effective on you acceptance of this offer. Your starting salary will be the equivalent of $250,000 per annum and you will receive a one-time signing bonus of $20,000. Your start date will be December 15, 1997.

We are also pleased to offer you an option to purchase 250,000 shares of Terrapin stock subject to the formal approval by the Board, at a price to be established at the next Board meeting following your date of hire. The vesting of the Option will provide that no shares will be vested during the first twelve months of your employment, at which time 25% will vest and the balance will be vested on a monthly basis over the following three years. The total option term will be ten years from the date of your grant. The other provisions of the Plan will be contained in the Stock Option Agreement to be entered into after the Board approves the Option.

Terrapin offers company sponsored health, dental, vision, long-term disability, and life/accidental death & dismemberment insurance. The current cost to you for this insurance is $5 per month for you and $100 per month for spouse/dependent coverage. You will be eligible for these benefits on the first day of the month following your date of hire. You will be covered for short-term disability and worker's compensation insurance effective your first day of employment. You will also be eligible to participate in our 401(k) retirement program beginning the first day of the month following your hire date. Terrapin also offers 12 paid holidays per year. Vacation for corporate officers is accrued at the rate of 15 days per year.

This offer is conditioned upon the execution of the enclosed Confidentiality Agreement. If you accept this offer, the terms described in this letter shall be the terms of your employment. The terms described in this letter do not imply an employment contract for a specified period of time. Employment at Terrapin is at will. Either you or Terrapin may terminate your employment
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at any time.  This letter shall be governed by the laws of California without giving effect to conflicts of law principles. This letter and the Confidentiality Agreement constitute the entire understanding of Terrapin and you with respect to your employment and supersede all prior oral or written representations, understanding, and agreements. This letter cannot be amended or modified, nor can any term hereof for the benefit of Terrapin be waived, except in a writing duly executed by an authorized officer of Terrapin.

Additionally, the Board has agreed that your performance will initially be evaluated in six months, at which time the Board will review a possible change in title to President and Chief Operating Officer. Please be aware, however, that any such change in title will be made at the total discretion of the Board, and may be influenced by factors other than your individual performance.

Please sign and return one copy of this letter and the Confidentiality Agreement to indicate your acceptance of our offer. Mike, my colleagues and I are excited to have you as the newest member of the Terrapin team. We are confident that your background and skills will enable you to make significant contributions to the success of the company and I personally very much look forward to a close working relationship with you.

If you have any questions, please feel free to call me at (650) 244-9303, ext. 317.

Sincerely,



Clifford Orent
Chairman, President and Chief Executive Officer


ACKNOWLEDGMENT

I have read, understand, and accept the foregoing terms and conditions of employment. I further understand that while my salary, benefits, job title, and job duties may change from time to time without a written modification of this Agreement, such changes will not affect the validity of this Agreement or my right or the Company's right to terminate my employment.


/s/ Michael M. Wick
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